Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the Registration Statements (Nos. 333-87430, 333-55788, 333-83414, 333-37042, 333-80995, 033-61387 and 033-52805) of R.R. Donnelley & Sons Company on Form S-8 and the Registration Statements (Nos.

333-83382, 333-44303, and 033-57807) of R.R. Donnelley & Sons Company on Form S-3 of our report dated February 26, 2004 on the consolidated financial statements of Moore Wallace Incorporated, appearing in this Current Report on Form 8-K/A dated March 16, 2004 of R.R. Donnelley & Sons Company.

/s/ DELOITTE & TOUCHE LLP

Toronto, Canada

March 16, 2004